Funko Reports Fourth Quarter 2020 Sales of $227 Million, Up 6%; Provides 2021 Outlook for 25% to 30% Sales Growth

Q4 2020 U.S. Sales Increased 18% to $171 Million, Representing Largest Domestic Quarter Ever

EVERETT, Wash. March 11, 2021-- Funko, Inc. ("Funko,” or the “Company”) (Nasdaq: FNKO), a leading pop culture consumer products company, today reported its consolidated financial results for the fourth quarter and fiscal year ended December 31, 2020.

Fourth Quarter 2020 Financial Highlights
•Net sales increased 6% to $226.5 million
•Gross margin1 increased to 37.2%
•SG&A expenses decreased 6% to $53.6 million
•Net income increased $21.2 million to $14.9 million
•Net income margin expanded 950 basis points to 6.6%
•Adjusted EBITDA2 increased 29% to $33.2 million
•Adjusted EBITDA margin2 expanded 270 basis points to 14.7%
•Cash flow from operations increased 69% to $46.9 million
•Total liquidity3 increased 71% to $127.3 million compared to prior year

Fourth Quarter 2020 Operating Highlights
•U.S. net sales increased 18% to $171 million, representing Funko's largest quarter ever domestically
•Net sales of non-figure products grew 30% compared to 2019, primarily driven by strength within its Loungefly branded products which increased 51% in the quarter
•Pop! brand grew 1% in the quarter driven by 12% growth in the U.S.
•Extended Funko's direct-to-consumer reach through launching funkoeurope.com
•Funko's direct-to-consumer sales nearly doubled compared to prior year driven by continued strong demand on its e-commerce sites
•Continued to diversify Funko's product portfolio through the launch of Snapsies
•68% of sales were attributable to evergreen content

“We are pleased to finish the year with strong fourth quarter results, including 6% sales growth, which reflects better than expected performance across our brands, products, channels and geographies," said Brian Mariotti, CEO. "Against a challenging environment in 2020, our teams were resilient, quickly adapted to the dynamic environment and remained focused on executing our strategic growth priorities. During the year, we successfully strengthened our direct-to-consumer platform, launched new games and toys that extended our reach, expanded our presence among key retail partners in mass and digital, and drove robust fan engagement through global virtual events."

"We believe the Company is strongly positioned to deliver solid top line growth and improved profitability in 2021. We are remaining focused on our strategies to maximize Funko's core pop culture platform, drive further category diversification, expand internationally and accelerate our direct-to-consumer business. For the full year, we expect to achieve revenue growth of 25% to 30% versus 2020, which also reflects growth from pre-pandemic levels in 2019."

Fourth Quarter 2020 Financial Results
Net sales increased 6% to $226.5 million in the fourth quarter of 2020 compared to $213.6 million in the fourth quarter of 2019. The year-over-year increase primarily reflects strength within the United States which was partially offset by continued COVID-19 impacts within international regions, especially Europe.

In the fourth quarter of 2020, the number of active properties increased 9% to 724 from 667 in the fourth quarter of 2019 and net sales per active property decreased 2%.

On a geographical basis, net sales in the United States increased 18% to $171.5 million. Net sales in Europe decreased 24% to $40.3 million and net sales in other international regions decreased 7% to $14.7 million, both primarily driven by continued impacts from COVID-19.

On a product category basis, net sales of figures were flat at $170.2 million reflecting strength within the domestic market which was offset by international performance. Net sales of other products increased 30% to $56.3 million versus the fourth quarter of 2019, primarily reflecting strong growth in our Loungefly branded products as well as strength within our games, plush and accessory categories.

On a product brand basis, Pop! branded products grew 1% to $169.4 million reflecting double-digit domestic growth offset by international performance. Loungefly branded products grew 51% to $31.6 million in the quarter reflecting strength in both its wholesale and direct-to-consumer channels. Net sales of other branded products increased 5% to $25.5 million primarily reflecting strength in Funko's expanded board game, toy and figure offerings.

The tables below show the breakdown of net sales on a geographical, product category and branded product basis (in thousands):

	Three Months Ended December 31,		Period Over Period Change
	2020	2019	Dollar	Percentage
Net sales by geography:
United States	$171,475	$144,932	$26,543	18.3%
Europe	40,320	52,759	(12,439)	(23.6)%
Other International	14,714	15,860	(1,146)	(7.2)%
Total net sales	$226,509	$213,551	$12,958	6.1%

	Three Months Ended December 31,		Period Over Period Change
	2020	2019	Dollar	Percentage
Net sales by product category:
Figures	$170,227	$170,204	$23	—
Other	56,282	43,347	12,935	29.8%
Total net sales	$226,509	$213,551	$12,958	6.1%

	Three Months Ended December 31,		Period Over Period Change
	2020	2019	Dollar	Percentage
Net sales by product brand:
Pop! Branded Products	$169,390	$168,266	$1,124	0.7%
Loungefly Branded Products	31,619	20,951	10,668	50.9%
Other	25,500	24,334	1,166	4.8%
Total net sales	$226,509	$213,551	$12,958	6.1%

Gross margin1 in the fourth quarter of 2020 increased 800 basis points to 37.2% compared to 29.2% in the fourth quarter of 2019, primarily due to a one-time charge of $16.8 million related to the write-down of inventory in the fourth quarter of 2019. The one-time inventory write down impacted fourth quarter 2019 gross margin1 by 790 basis points. Gross margin1 for the fourth quarter 2020 reflected improved inventory management and lower product costs as a percentage of net sales due to a mix shift toward direct-to-consumer sales, which was partially offset by higher shipping related expenses.

SG&A expenses decreased 6% to $53.6 million in the fourth quarter of 2020 compared to $57.3 million in the fourth quarter of 2019, primarily reflecting cost savings initiatives taken in 2020.

Net income in the fourth quarter of 2020 was $14.9 million and net income margin was 6.6%, compared to a net loss of $6.3 million and net loss margin of 2.9% in the fourth quarter of 2019. Adjusted Net Income2 (non-GAAP) was $15.2 million in the fourth quarter of 2020 versus $8.9 million in the fourth quarter of 2019. Adjusted EBITDA2 in the fourth quarter of 2020 was $33.2 million and Adjusted EBITDA margin2 was 14.7%, compared to $25.7 million and 12.0%, respectively, in the fourth quarter of 2019. A reconciliation of these non-GAAP measures to GAAP is provided below.

Balance Sheet Highlights
Total liquidity3 as of December 31, 2020 totaled $127.3 million, an increase of 71% compared to December 31, 2019. Total liquidity was comprised of cash and cash equivalents of $52.3 million and total revolver availability of $75.0 million.

As of December 31, 2020, total debt was $190.8 million, a decrease of 21% compared to a year ago. Total debt includes the amount outstanding under the Company's term loan facility, net of unamortized discounts. During the fourth quarter of 2020, the Company repaid $11.8 million in outstanding debt under its term loan in addition to its normally scheduled principal payment of $5.9 million.

Inventories at year-end totaled $59.8 million, a decrease of 4% compared to a year ago.

Outlook
In 2021, the Company expects the following full year results:
•Net sales growth of 25% to 30%;
•Adjusted EBITDA margin2 of 13.5% to 14.0%;
•Adjusted Net Income2 of $44 million to $51 million, based on a blended tax rate of 25%; and
•Adjusted Earnings per Diluted Share2 of $0.84 per share to $0.96 per share, based on estimated adjusted average diluted shares outstanding of 52.5 million for the full year.

For the first quarter of 2021, the Company anticipates net sales will increase approximately 30%.

“We feel confident about the trajectory of the business and believe we are well-positioned from a strategic, operational and financial perspective," said Jennifer Fall Jung, CFO. "We expect to continue investing for growth in 2021 while also driving strong Adjusted EBITDA margins and improvement on the bottom line.”

1Gross margin is calculated as net sales less cost of sales (exclusive of depreciation and amortization) as a percentage of net sales.
2Adjusted Net Income, Adjusted Earnings per Diluted Share, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For a reconciliation of historical Adjusted Net Income, Adjusted Earnings per Diluted Share and Adjusted EBITDA to the most directly comparable U.S. GAAP financial measures, please refer to the “Non-GAAP Financial Measures” section of this press release. A reconciliation of Adjusted Net Income, Adjusted Earnings per Diluted Share and Adjusted EBITDA margin outlook to the corresponding GAAP measure on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to certain items. However, in 2021 the Company expects equity-based compensation of approximately $10 million, depreciation and amortization of approximately $44 million and interest expense of approximately $8 million, each of which is a reconciling item to Net Income. See "Non-GAAP Financial Measures" for more information.
3Total liquidity is calculated as cash and cash equivalents plus availability under the Company's $75 million revolving credit facility.

Conference Call and Webcast
The Company will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today, March 11, 2021, to further discuss its fourth quarter and fiscal year results. A live webcast and replay of the event will be available on the Investor Relations section on the Company’s website at investor.funko.com. The replay of the webcast will be available for one year.

About Funko
Headquartered in Everett, Washington, Funko is a leading pop culture consumer products company. Funko designs, sources and distributes licensed pop culture products across multiple categories, including vinyl figures, action toys, plush, apparel, housewares and accessories for consumers who seek tangible ways to connect with their favorite pop culture brands and characters. Learn more at www.funko.com, and follow us on Twitter (@OriginalFunko) and Instagram (@OriginalFunko).

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our anticipated financial results, the underlying trends in our business, the anticipated impact of COVID-19 on our business, our potential for growth, our strategic growth priorities, our expected liquidity and our strategy. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: risks related to the impact of COVID-19 on our business, financial results and financial condition; our ability to execute our business strategy; our ability to maintain and realize the full value of our license agreements; changes in the retail industry and markets for our consumer products; our ability to maintain our relationships with retail customers and distributors; our ability to compete effectively; fluctuations in our gross margin; our dependence on content development and creation by third parties; the ongoing level of popularity of our products with consumers; our ability to manage our inventories; our ability to develop and introduce products in a timely and cost-effective manner; our ability to obtain, maintain and protect our intellectual property rights or those of our licensors; potential violations of the intellectual property rights of others; risks associated with counterfeit versions of our products; our ability to attract and retain qualified employees and maintain our corporate culture; our use of third-party manufacturing; risks associated with our international operations; changes in effective tax rates or tax law; foreign currency exchange rate exposure; the possibility or existence of global and regional economic downturns; our dependence on vendors and outsourcers; risks relating to government regulation; risks relating to litigation, including products liability claims and securities class action litigation; any failure to successfully integrate or realize the anticipated benefits of acquisitions or investments; reputational risk resulting from our e-commerce business and social media presence; risks relating to our indebtedness and our ability to secure additional financing; the potential for our electronic data or the electronic data of our customers to be compromised; the influence of our significant stockholder, ACON, and the possibility that ACON’s interests may conflict with the interests of our other stockholders; risks relating to our organizational structure; volatility in the price of our Class A common stock; and risks associated with our internal control over financial reporting. These and other important factors discussed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2020 and our other filings with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations:
investorrelations@funko.com

Media:
pr@funko.com

Funko, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(in thousands, except per share data)
Net sales	$226,509	$213,551	$652,537	$795,122
Cost of sales (exclusive of depreciation and amortization shown separately below)	142,289	151,125	403,392	512,580
Selling, general, and administrative expenses	53,644	57,264	181,234	193,803
Depreciation and amortization	10,421	10,999	44,368	42,126
Total operating expenses	206,354	219,388	628,994	748,509
Income (loss) from operations	20,155	(5,837)	23,543	46,613
Interest expense, net	2,491	2,887	10,712	14,342
Other (income) expense, net	(407)	(448)	1,043	(25)
Income (loss) before income taxes	18,071	(8,276)	11,788	32,296
Income tax expense (benefit)	3,164	(1,988)	2,025	4,476
Net income (loss)	14,907	(6,288)	9,763	27,820
Less: net income (loss) attributable to non-controlling interests	6,031	(2,047)	5,802	16,095
Net income (loss) attributable to Funko, Inc.	$8,876	$(4,241)	$3,961	$11,725

Earnings (loss) per share of Class A common stock:
Basic	$0.25	$(0.12)	$0.11	$0.38
Diluted	$0.24	$(0.12)	$0.11	$0.36
Weighted average shares of Class A common stock outstanding:
Basic	35,617	34,883	35,271	30,898
Diluted	36,376	34,883	35,770	32,926

Funko, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,
	2020	2019
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$52,255	$25,229
Accounts receivable, net	131,837	151,564
Inventory	59,773	62,124
Prepaid expenses and other current assets	15,486	20,280
Total current assets	259,351	259,197
Property and equipment, net	56,141	65,712
Operating lease right-of-use assets	58,079	62,901
Goodwill	125,061	124,835
Intangible assets, net	205,541	221,492
Deferred tax asset	54,682	57,547
Other assets	4,735	4,783
Total assets	$763,590	$796,467
Liabilities and Stockholders' Equity
Current liabilities:
Line of credit	$—	$25,822
Current portion long-term debt, net of unamortized discount	10,758	13,685
Current portion of operating lease liabilities	13,840	11,314
Accounts payable	29,199	42,531
Income taxes payable	425	637
Accrued royalties	40,525	34,625
Accrued expenses and other current liabilities	43,949	28,955
Total current liabilities	138,696	157,569
Long-term debt, net of unamortized discount	180,012	202,816
Operating lease liabilities, net of current portion	57,512	61,622
Deferred tax liability	780	341
Liabilities under tax receivable agreement, net of current portion	60,297	61,554
Other long-term liabilities	3,848	7,421
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 200,000 shares authorized; 35,657 shares and 34,918 shares issued and outstanding as of December 31, 2020 and 2019, respectively	4	3
Class B common stock, par value $0.0001 per share, 50,000 shares authorized; 14,040 shares and 14,515 shares issued and outstanding as of December 31, 2020 and 2019, respectively	1	1
Additional paid-in-capital	216,141	204,174
Accumulated other comprehensive income	1,718	791
Retained earnings	24,403	20,442
Total stockholders' equity attributable to Funko, Inc.	242,267	225,411
Non-controlling interests	80,178	79,733
Total stockholders' equity	322,445	305,144
Total liabilities and stockholders' equity	$763,590	$796,467

Funko, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
	2020	2019	2018

	(in thousands)
Operating Activities
Net income	$9,763	$27,820	$25,062
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other	46,742	44,518	39,116
Equity-based compensation	10,116	13,044	9,140
Accretion of discount on long-term debt	278	952	1,414
Amortization of debt issuance costs	1,074	258	709
Loss on debt extinguishment	—	—	4,547
Deferred tax expense (benefit)	3,323	(2,293)	(964)
Other	1,952	635	4,288
Changes in operating assets and liabilities:
Accounts receivable, net	20,077	(3,969)	(36,139)
Inventory	2,845	25,372	(8,886)
Prepaid expenses and other assets	12,273	(5,824)	8,736
Accounts payable	(13,303)	4,629	(16,375)
Income taxes payable	(209)	(3,618)	2,177
Accrued royalties	5,906	(4,403)	13,495
Accrued expenses and other liabilities	6,402	(6,356)	3,671
Net cash provided by operating activities	107,239	90,765	49,991

Investing Activities
Purchase of property and equipment	(18,482)	(42,264)	(26,866)
Acquisitions, net of cash	—	(6,369)	(635)
Net cash used in investing activities	(18,482)	(48,633)	(27,501)

Financing Activities
Borrowings on line of credit	28,267	42,083	316,390
Payments on line of credit	(55,103)	(36,383)	(307,191)
Debt issuance costs	(569)	(411)	—
Proceeds from long-term debt, net	—	—	230,011
Payment of long-term debt	(26,438)	(11,750)	(231,338)
Contingent consideration	—	—	(2,500)
Distributions to continuing equity owners	(3,575)	(23,923)	(20,441)
Payments under tax receivable agreement	(4,639)	(173)	—
Proceeds from exercise of equity-based options	219	2,217	23
Net cash used in financing activities	(61,838)	(28,340)	(15,046)

Effect of exchange rates on cash and cash equivalents	107	(2,049)	(1,686)

Net increase in cash and cash equivalents	27,026	11,743	5,758
Cash and cash equivalents at beginning of period	25,229	13,486	7,728
Cash and cash equivalents at end of period	$52,255	$25,229	$13,486

Supplemental Cash Flow Information
Cash paid for interest	$9,089	$12,313	$19,403
Income tax payments	4,167	14,125	2,311
Accrual for purchases of property and equipment	—	5,362	1,137
Establishment of liabilities under tax receivable agreement	1,000	59,045	6,771
Issuance of equity instruments for acquisitions	—	2,221	—
Tenant allowance	269	3,201	168

Funko, Inc. and Subsidiaries
Non-GAAP Financial Measures

Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are supplemental measures of our performance that are not required by, or presented in accordance with, U.S. GAAP. Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not measurements of our financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss), earnings per share or any other performance measure derived in accordance with U.S. GAAP. We define Adjusted Net Income as net income (loss) attributable to Funko, Inc. adjusted for the reallocation of income attributable to non-controlling interests from the assumed exchange of all outstanding common units and options in FAH, LLC for newly issued-shares of Class A common stock of Funko, Inc. and further adjusted for the impact of certain non-cash charges and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, non-cash charges related to equity-based compensation programs, acquisition transaction costs and other expenses, customs investigation and related costs, certain severance, relocation and related costs, foreign currency transaction gains and losses, tax receivable agreement liability adjustments, the one-time inventory write-down and other unusual or one-time items, and the income tax expense (benefit) effect of these adjustments. We define Adjusted Earnings per Diluted Share as Adjusted Net Income divided by the weighted-average shares of Class A common stock outstanding, assuming (1) the full exchange of all outstanding common units and options in FAH, LLC for newly issued-shares of Class A common stock of Funko, Inc. and (2) the dilutive effect of stock options and unvested common units, if any. We define EBITDA as net income (loss) before interest expense, net, income tax expense (benefit), depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted for non-cash charges related to equity-based compensation programs, acquisition transaction costs and other expenses, customs investigation and related costs, certain severance, relocation and related costs, foreign currency transaction gains and losses, tax receivable agreement liability adjustments, the one-time inventory write-down and other unusual or one-time items. Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net sales. We caution investors that amounts presented in accordance with our definitions of Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate these measures in the same manner. We present Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. Management uses Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations; for planning purposes, including the preparation of our internal annual operating budget and financial projections; as a consideration to assess incentive compensation for our employees; to evaluate the performance and effectiveness of our operational strategies; and to evaluate our capacity to expand our business.

By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our senior secured credit facilities use Adjusted EBITDA to measure our compliance with covenants such as senior leverage ratio. Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and should not be considered in isolation, or as an alternative to, or a substitute for net income (loss) or other financial statement data presented in this press release as indicators of financial performance. Some of the limitations are:
•such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•such measures do not reflect changes in, or cash requirements for, our working capital needs;
•such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.
Due to these limitations, Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only supplementally. As noted in the table below, Adjusted Net Income, Adjusted Earnings per Diluted Share, Adjusted EBITDA and Adjusted EBITDA margin include adjustments for non-cash charges related to equity-based compensation programs, acquisition transaction costs and other expenses, customs investigation and related costs, certain severance, relocation and related costs, foreign currency transaction gains and losses, tax receivable agreement liability adjustments, the one time inventory write-down and other unusual or one-time items. It is reasonable to expect that these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described herein and in the reconciliation table below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

The following tables reconcile the Non-GAAP Financial Measures to the most directly comparable U.S. GAAP financial performance measure, which is net income (loss), for the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(in thousands, except per share data)
Net income (loss) attributable to Funko, Inc.	$8,876	$(4,241)	$3,961	$11,725
Reallocation of net income (loss) attributable to non-controlling interests from the assumed exchange of common units of FAH, LLC for Class A common stock (1)	6,031	(2,047)	5,802	16,095
Equity-based compensation (2)	2,622	3,214	10,116	13,044
Acquisition transaction costs and other expenses (3)	—	—	—	383
Customs investigation and related costs (4)	—	—	—	3,357
Certain severance, relocation and related costs (5)	6	559	2,190	739
Foreign currency transaction (gain) loss (6)	(494)	(600)	955	(177)
Tax receivable agreement liability adjustments	87	152	87	152
One-time inventory write-down (7)	—	16,775	—	16,775
Income tax expense (8)	(1,909)	(4,944)	(4,259)	(12,166)
Adjusted net income	$15,219	$8,868	$18,852	$49,927
Adjusted net income margin (9)	6.7%	4.2%	2.9%	6.3%
Weighted-average shares of Class A common stock outstanding-basic	35,617	34,883	35,271	30,898
Equity-based compensation awards and common units of FAH, LLC that are convertible into Class A common stock	16,429	15,403	16,227	21,167
Adjusted weighted-average shares of Class A stock outstanding - diluted	52,046	50,286	51,498	52,065
Adjusted earnings per diluted share	$0.29	$0.18	$0.37	$0.96

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(in thousands)
Net income (loss)	$14,907	$(6,288)	$9,763	$27,820
Interest expense, net	2,491	2,887	10,712	14,342
Income tax expense (benefit)	3,164	(1,988)	2,025	4,476
Depreciation and amortization	10,421	10,999	44,368	42,126
EBITDA	$30,983	$5,610	$66,868	$88,764
Adjustments:
Equity-based compensation (2)	2,622	3,214	10,116	13,044
Acquisition transaction costs and other expenses (3)	—	—	—	383
Customs investigation and related costs (4)	—	—	—	3,357
Certain severance, relocation and related costs (5)	6	559	2,190	739
Foreign currency transaction (gain) loss (6)	(494)	(600)	955	(177)
Tax receivable agreement liability adjustments	87	152	87	152
One-time inventory write-down (7)	—	16,775	—	16,775
Adjusted EBITDA	$33,204	$25,710	$80,216	$123,037
Adjusted EBITDA margin (10)	14.7%	12.0%	12.3%	15.5%

(1)	Represents the reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of FAH, LLC in periods in which income was attributable to non-controlling interests.
(2)	Represents non-cash charges related to equity-based compensation programs, which vary from period to period depending on timing of awards.
(3)	Represents legal, accounting, and other related costs incurred in connection with acquisitions and other potential transactions.
(4)	Represents legal, accounting and other related costs incurred in connection with the Company's investigation of the underpayment of customs duties at Loungefly. For the twelve months ended December 31, 2019, includes the accrual of a contingent liability of $0.5 million related to potential penalties that may be assessed by U.S. Customs in connection with the underpayment of customs duties at Loungefly.
(5)
Represents certain severance, relocation and related costs. For the year ended December 31, 2020, includes charges related to the global workforce reduction implemented in response to the COVID-19 pandemic and impairment related charges to the right-of-use leased and fixed assets related to Funko Animation Studios. For the three months and twelve months ended December 31, 2019, includes $0.4 million of severance costs incurred in connection with the departure of our former Chief Financial Officer as well as severance, relocation and related costs associated with the consolidation of our warehouse facilities in the United Kingdom.

(6)	Represents both unrealized and realized foreign currency losses on transactions other than in U.S. dollars.
(7)	Represents a one-time $16.8 million charge for the three and twelve months ended December 31, 2019 to cost of goods sold for additional inventory reserves to dispose of certain inventory items. This charge is incremental to normal course inventory reserves and was recorded as a result of the Company’s decision to dispose of slower moving inventory to increase operational capacity.
(8)	Represents the income tax expense effect of the above adjustments. This adjustment uses an effective tax rate of 25% for all periods presented.
(9)	Adjusted net income margin is calculated as Adjusted net income as a percentage of net sales.
(10)	Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net sales.